Exhibit 99.01

H/Cell Energy Appoints Two Board Members

Flemington, NJ, April 5, 2017 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC), a company developing clean energy solutions featuring hydrogen energy systems, has announced that effective April 3, 2017, it has appointed Michael A. Doyle and Charles F. Benton to its board of directors.

For over 25 years, Mr. Doyle was a key executive for Comcast Corporation where he was the President of the largest division of the multi-billion dollar Comcast Cable group representing over 18,000 employees. Mr. Doyle has been recognized by the National Cable Television Association with induction into its prestigious Cable Pioneers organization. He has also served as chairman of the management board for New England Cable News. Mr. Doyle has received the Distinguished Communications Award for Excellence in Journalism from the International Association of Business Communicators. Mr. Doyle received his B.A. from Drew University where he is also a member of their Athletic Hall of Fame.

Mr. Benton has over 30 years of experience in finance, operations and business development with major corporations. Formerly, he directed the distribution services and supply chain for Ascena Retail Group, Inc. which is a leading national specialty retailer of women’s apparel operating over 1,800 retail stores in the United States. Mr. Benton also worked 20 years for Consolidated Rail Corporation (CONRAIL) where he was responsible for finance, operations and business development. Currently, Mr. Benton serves as the chairman of the board for WPCS International Incorporated. Mr. Benton is a graduate of St. Joseph’s University with a B.S. degree in Accounting.

Andrew Hidalgo, CEO of H/Cell Energy Corporation, commented “Both Mr. Doyle and Mr. Benton have outstanding experience in public company directorships and we are very pleased to add this level of experience to our board of directors. I would also like to thank our former board members Rezaul Karim and James Strizki who stepped down as directors effective April 1, 2017. Their contributions in our early stages of development have been very beneficial. Mr. Strizki remains our Executive Vice President of Technical Services and Mr. Karim will serve as a consultant to the company for a one year period.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is a systems integrator that focuses on the implementation requirements of clean energy solutions including solar, battery technology and hydrogen energy systems. The company serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

H/Cell Energy Corporation

Investor Relations

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